Exhibit 99.1

Proton Energy Systems, Inc.
10 Technology Drive
Wallingford, CT 06492
(NASDAQ: PRTN)

Contact:
At the Company:	At The Financial Relations Board:
Investor Relations	Marilynn Meek: General Info (212) 445-8451
(203) 678-2355	Peter Seltzberg: Analysts (212) 445-8457

Proton Energy Systems and Distributed Energy Systems Announce

Completion of Northern Power Acquisition

New combined company to provide practical, innovative solutions to emerging distributed energy marketplace

WALLINGFORD, Conn., December 10, 2003 – Proton Energy Systems, Inc., (NASDAQ: PRTN), a leader in on-site hydrogen generation products and regenerative fuel cell technology, announced today the completion of its acquisition of Northern Power Systems, Inc., a leader in the design, manufacturing, and installation of integrated and on-site power systems for stationary commercial and industrial applications. Together, as subsidiaries of a new corporate parent, Distributed Energy Systems Corp. (NASDAQ: DESC), the companies plan to offer an array of practical energy technologies, including Proton’s advanced hydrogen generation products and Northern’s state-of-the-art renewable and fossil-fuel power systems.

At the close of market on December 10, 2003, the NASDAQ National Market will cease trading of Proton shares. Effective December 11, 2003, NASDAQ will trade shares of Distributed Energy on the national market under the ticker symbol “DESC.” Each outstanding share of Proton stock will be converted into a share of Distributed Energy common stock. Stockholders of Proton will not need to trade in their existing Proton stock certificates. Following the merger, former stockholders of Proton will hold approximately 96% of the 35.4 million outstanding shares of Distributed Energy and former stockholders of Northern will hold approximately 4% of the outstanding shares of Distributed Energy.

Distributed Energy paid $27.5 million to Northern’s security holders, approximately $19 million in cash and the balance in Distributed Energy common stock and options. Northern’s security holders also received warrants to purchase approximately 2.1 million shares of Distributed Energy common stock.

In connection with the acquisition, Distributed Energy appointed three former Northern Directors, Paul Koeppe, Theodore Stern, and Clint “Jito” Coleman, to its Board of Directors.

Distributed Energy’s President Walter “Chip” Schroeder said, “Northern’s proven expertise in developing and delivering a wide range of turn-key distributed generation solutions creates tremendous potential to add revenue and margin to Proton’s business plan. We believe that with the growing interest in the “hydrogen economy,” we have created the business combination to deliver the essential link between renewable power and hydrogen as a fuel for energy sustainability.”

Northern’s President Clint “Jito” Coleman said, “This transaction builds on the strengths of both companies and creates new synergy for innovation, bringing together technologies and financial resources that we believe will enable us to build value faster than either of us could achieve separately. This transaction strongly positions us to compete and win in the new distributed energy marketplace.”

About Northern Power Systems, Inc.

Northern Power Systems designs, builds and installs ultra-reliable power solutions for commercial, industrial, government, and military customers. The company also conducts research and development in the areas of renewable energy, distributed generation and hydrogen technology. Since its founding in 1974, Northern has installed over 800 systems in 45 countries on all seven continents. Northern Power Systems, Inc. is headquartered in Waitsfield, Vermont and employs 100 people with engineering, fulfillment, and customer-support capabilities. For more information visit www.northerpower.com.

About Proton Energy Systems, Inc.

Proton Energy Systems, Inc. designs, develops, and manufactures Proton Exchange Membrane, or PEM, electrochemical products that it employs in hydrogen generating devices and in regenerative fuel cell systems that function as power generating and energy storage devices. Proton’s HOGEN® hydrogen generators produce hydrogen from electricity and water in a clean and efficient process using its proprietary PEM technology. For more information visit www.protonenergy.com.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. As the parent company of Proton Energy Systems and Northern Power Systems, Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Proton’s and Distributed Energy’s goals, guidance, revenue projections and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Proton’s and Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Proton and Distributed Energy each disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Proton’s and Distributed Energy’s forward-looking statements include, but are not limited to, our failure to complete development of our products, failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, failure to realize the anticipated benefits of the Northern merger, and other factors detailed in Proton’s Form 10-Q for quarter ended September 30, 2003, Distributed Energy’s joint proxy statement/prospectus dated November 4, 2003, and other filings Distributed Energy may make from time to time with the SEC.

PROTON®, HOGEN®, UNIGEN®, FUELGEN™, HIPRESSTM and TRANSFORMING ENERGYTM are trademarks or registered trademarks of Proton Energy Systems, Inc.

SOURCE: Proton Energy Systems, Inc.